Exhibit 99.1

                                                                          NEWS

For Release January 22, 2010

Charter Announces Mike Lovett to Serve as Interim President and CEO
Upon Resignation of Neil Smit

St. Louis, MO – Charter Communications, Inc. today announced the resignation of Neil Smit, President and Chief Executive Officer, who has accepted a position with Comcast Corporation as President, Comcast Cable Communications.  Mr. Smit’s resignation as Chief Executive Officer is effective February 28, 2010.

Michael J. Lovett, Charter’s Executive Vice President and Chief Operating Officer, will serve as Interim President and Chief Executive Officer following Mr. Smit’s departure.  The Company's Board of Directors will conduct a national search for a new Chief Executive Officer, and will consider both internal and external candidates.

“The entire organization is grateful to Neil for his leadership and many contributions to Charter, particularly during the Company’s recently-completed financial restructuring,” said Eric L. Zinterhofer, Charter’s Chairman of the Board. "We all wish Neil the very best in his new role at Comcast.”

“While we launch a search for a new Chief Executive Officer, the Company will continue to benefit from the strong team that Neil has developed, especially from the leadership of Mike Lovett.  Mike brings considerable experience to his position and will ensure a seamless transition as we search for Neil’s replacement," added Mr. Zinterhofer.

"I joined Charter in 2005 with the objective to build a stronger company and to develop a world class team dedicated to meeting and exceeding our customers' needs for entertainment and communications services," said Mr. Smit. "With the completion of our financial restructuring - and knowing we have a very strong leadership team in place - this is an excellent time for me to move on to a new opportunity in this dynamic industry, and to watch Charter continue to excel."

“I appreciate this opportunity to lead Charter into its next phase. We’ve enhanced our services and made significant improvements to the overall customer experience over the past year, and will continue to bring further developments to our customers,” said Mr. Lovett. “Charter has the people, platform and products to deliver our customers the entertainment and communications solutions of today and tomorrow.”

About Charter
 Charter Communications, Inc. (CCMM - OTC Bulletin Board) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

Investor Relations Contact:
Mary Jo Moehle
314-543-2397

Media Contact:
Anita Lamont
314-543-2215

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